Exhibit 10.8

Annex to

Nonqualified Deferred Compensation Arrangements of

ConocoPhillips

Preamble.

ConocoPhillips is a Delaware corporation which has publicly traded stock. ConocoPhillips, while having its headquarters and substantial operations, assets, and employees in the United States, operates through numerous subsidiaries throughout the world, some of which have, or have had, services performed by directors, officers, employees, and independent contractor personnel. In some instances, compensation for services performed may include nonqualified deferred compensation plans as that term is defined in section 409A of the Internal Revenue Code and the regulations issued thereunder. The purpose of this Annex is to add certain provisions to any nonqualified deferred compensation plan to which section 409A applies so as to make such plan compliant with the provisions of the law. In the event that the provisions herein conflict with provisions in a written plan document governing a particular arrangement to which section 409A applies, the provisions herein shall apply, but only to the extent necessary to comply with section 409A. Even in situations where an arrangement is unwritten, the provisions herein shall apply. Likewise, in situations where an arrangement generally falls outside of the scope of section 409A, but due to particular circumstances or conditions the arrangement becomes subject to section 409A, the provisions herein shall apply, but only to the extent necessary to comply with section 409A. The provisions herein shall not apply to any arrangements that existed prior to the effective dates of section 409A and were grandfathered under section 409A so that the provisions of section 409A do not apply to such arrangements; provided, however, that in the event such an arrangement becomes subject to section 409A, for instance, through a material amendment (as that term is used in the regulations), then the provisions herein shall apply to such arrangement, but only to the extent necessary to comply with section 409A. The provisions herein shall apply only to nonqualified deferred compensation arrangements maintained or sponsored by ConocoPhillips or any member of its controlled group (as hereinafter defined).

Section 1. Definitions.

Unless otherwise specified in a particular document relating to an NQDC Arrangement, the following definitions will apply (1) to all NQDC Arrangements under which benefits are earned or vested on or after January 1, 2005, and (2) to any other NQDC Arrangement to which there has been a “material modification” (as that term is used in section 409A of the Code and regulations thereunder) on or after October 3, 2004.

(a)	“Affiliated Company” shall mean any corporation or other entity that is not a Subsidiary but that would be treated as a single employer with

Exhibit 10.8

ConocoPhillips, under section 414(b) or (c) of the Code if, in making this determination, in applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and for purposes of determining trades or businesses (whether or not incorporated) under common control under regulation section 1.414(c)-2 for purposes of section 414(c) of the Code, the language “at least 50%” were used.

(b)	“Affiliated Group” shall mean ConocoPhillips, its Subsidiaries, and it’s Affiliated Companies.

(c)	“Board” shall mean the Board of Directors of ConocoPhillips.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Company” shall mean ConocoPhillips Company, a Delaware corporation, which is a Subsidiary of ConocoPhillips.

(f)	“ConocoPhillips” shall mean ConocoPhillips, a Delaware corporation.

(g)	“Consultant” shall mean Independent Contractor.

(h)	“Controlled Group” shall mean ConocoPhillips and its Subsidiaries.

(i)	“Director” shall mean a member of the Board of Directors of ConocoPhillips.

(j)	“Employee” shall mean an employee of ConocoPhillips or any of its Subsidiaries.

(k)	“Employer” shall mean ConocoPhillips or its Subsidiary or Affiliated Company, as the case may be, that employs an Employee.

(l)	“Independent Contractor” shall mean a person other than an Employee or a Nonemployee Director providing bona fide services to ConocoPhillips or any of its Subsidiaries as a consultant, advisor, or other service provider, as applicable.

(m)	“International NQDC Arrangement” shall mean a compensation or benefit plan, program, or arrangement that is maintained by a Subsidiary for its Employees who are performing services outside of the United States (or other jurisdictions subject to section 409A of the Code) which, if maintained for Employees of ConocoPhillips or its Subsidiaries who perform services within the United States (or other jurisdictions subject to section 409A of the Code), would be considered a “nonqualified deferred compensation plan” under section 409A of the Code and the regulations issued thereunder.

(n)	“Non-Employee Director” shall mean a Director who is not also an Employee.

(o)	“NQDC Arrangement” shall mean a “nonqualified deferred compensation plan” within the meaning of section 409A of the Code and the regulations issued thereunder that is sponsored or maintained by ConocoPhillips or any of its Subsidiaries.

(p)	“Participant” shall mean an Employee or other Service Provider who is eligible to participate in a particular NQDC Arrangement.

(q)	“Participating Company” shall mean a Subsidiary that has adopted a particular NQDC Arrangement and one or more Employees of which are Participants in the particular NQDC Arrangement.

(r)	“Separation from Service” shall mean the date on which the Participant separates from service with the Controlled Group within the meaning of Code

Exhibit 10.8

section 409A, whether by reason of death, disability, retirement, or otherwise. In determining Separation from Service, with regard to a bona fide leave of absence that is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period set forth in section 1.409A-1(h)(1)(i) of the regulations issued under section 409A of the Code, as allowed thereunder.

(s)	“Specified Employee” shall mean an individual who is a “specified employee” under section 409A of the Code and the regulations issued thereunder. For purposes of the spin-off of Phillips 66 from ConocoPhillips, a specified employee shall be determined in accordance with the special rules for spin-offs under Treas. Reg. §1.409A-1(i)(6)(iii), or any successor thereto, for the period indicated in such regulation.

(t)	“Subsidiary” shall mean any corporation or other entity that is treated as a single employer with ConocoPhillips, under section 414(b) or (c) of the Code; provided, that in making this determination, in applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and for purposes of determining trades or businesses (whether or not incorporated) under common control under regulation section 1.414(c)-2 for purposes of section 414(c) of the Code, the language “at least 80%” shall be used without substitution as allowed under regulations pursuant to section 409A of the Code.

(u)	“Wholly-Owned Subsidiary” shall mean a Subsidiary that also meets the following criteria, as applicable: (i) in the case of a corporation, any corporation of which ConocoPhillips directly or indirectly owns shares representing 100% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation, or (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which ConocoPhillips directly or indirectly owns 100% or more of the voting, capital, or profits interests (whether in the form of partnership interests, membership interests or otherwise).

Exhibit 10.8

Section 2. Substitution of Language.

Wherever in a particular document relating to an NQDC Arrangement the phrases “as soon as practicable,” “as soon as possible,” or the like is used, it is hereby excised. Instead, the date of the related event or date or time otherwise specified in the document shall be set as the relevant date or time for an action to be performed or a determination to be made. Participants shall have no right to complain or make a claim about an action or determination, including any payment due, that is to be made on a specified date or time if the action or determination is made no earlier than 30 days prior to the specified date, time, or event and no later than the end of the calendar year in which such specified date, time, or event falls (or, if later, by the 15th day of the third calendar month following the specified date, time, or event).

Section 3. No Suspension of Payments.

In the event that a particular NQDC Arrangement provides that there will be a suspension of any payment obligation upon the rehire of a former Employee on or after January 1, 2005, such provision shall be given no force or effect and payment obligations shall be made as if the former Employee had not been rehired.

Section 4. Payments to Specified Employees Due to Separation from Service.

In the event that a payment from an NQDC Arrangement is payable to an Employee due to a Separation from Service and the Employee is a Specified Employee on the date of Separation from Service, no payment may be made to such Specified Employee from the NQDC Arrangement before the date that is six months after the date of Separation from Service or, if earlier, the date of death; provided, however, that this does not apply to payments that are excepted pursuant to the last sentence of section 1.409A-3(i)(2)(i) of the regulations issued under section 409A of the Code.

Section 5. Modification of Single Trigger Payments.

In the event that an NQDC Arrangement provides for payment due to a Change of Control, Change in Control, or similar term as defined in the NQDC Arrangement, then the definition of Change of Control, Change in Control, or similar term in the NQDC Arrangement shall be replaced in determining whether such payment is due and shall have the same meaning as the term “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under section 409A of the Internal Revenue Code; provided, however, that this provision shall not apply to payments made due to another reason, such as Separation from Service or death, following the change event.

Exhibit 10.8

Section 6. International Plans and Employees.

In the event that an Employee who is a taxpayer subject to the Code becomes a Participant in an International NQDC Arrangement, then, to the extent that no exceptions or exclusions apply to prevent taxation pursuant to section 409A of the Code of the benefits under that International NQDC Arrangement, the Employee shall have the right to elect payment of the amount of the benefits earned or vested under that International NQDC Arrangement that are in excess of the exceptions or exclusions from application of section 409A of the Code. Such payment, if elected, shall be made on December 31 of the year in which such benefits accrue.

Section 7. Compliance with Code Section 409A.

It is intended that the NQDC Arrangements comply with section 409A of the Code and any regulations, guidance and transitional rules issued thereunder, and the NQDC Arrangements shall be interpreted and operated consistently with that intent. If the any person with authority to interpret an NQDC Arrangement shall determine that any provisions of the NQDC Arrangement do not comply with the requirements of section 409A of the Code, such person shall inform the person having authority to amend the NQDC Arrangement who may amend the NQDC Arrangement in any respect it deems necessary (including retroactively) in order to preserve compliance with said section 409A; provided, however, that any such amendment affecting amounts previously deferred under the NQDC Arrangement shall be made in a manner that seeks to preserve the economic value of such deferred amounts to the Participant.

The Annex was first executed on the 19th day of December, 2008, effective January 1, 2005 (or, in the case of a material modification to an NQDC Arrangement made on or after October 3, 2004, effective October 3, 2004). The Annex is hereby amended and restated effective as of the “Effective Time” defined in the Employee Matters Agreement by and between ConocoPhillips and Phillips 66 (the “Effective Time”) and conditioned on the occurrence of the “Distribution” defined in such Employee Matters Agreement (the “Distribution”).

Executed this 19th day of April 2012, by a duly authorized officer of the Company.

/s/ Carin S. Knickel
Carin S. Knickel
Vice President, Human Resources